Exhibit 99.1

ALDERWOODS GROUP REPORTS THIRD QUARTER RESULTS

CINCINNATI, OHIO — November 15, 2006 — Alderwoods Group, Inc. (NASDAQ:AWGI) today announced its third quarter and year-to-date results, representing the 16 weeks and 40 weeks ended October 7, 2006.

For the 16 weeks ended October 7, 2006, the Company reported total net income of $803,000, or $0.02 basic and diluted earnings per share, on revenues of $227.4 million, compared with total net income of $6.9 million, or $0.17 basic and $0.16 diluted earnings per share, on revenues of $214.8 million, for the 16 weeks ended October 8, 2005.

Net income was lower in the 16 weeks ended October 7, 2006, primarily due to expenses related to the proposed merger with Service Corporation International as well as higher litigation costs. Additionally, the Company recorded a favorable non-cash resolution of an outstanding tax liability of $12.6 million in the 16 weeks ended October 8, 2005.

Highlights of the Third Quarter

•                  Revenue increased 5.9% to $227.4 million

•                  Number of same site funeral services performed declined 0.3% to 31,788

•                  Same site average revenue per funeral increased 5.5% to $4,329

•                  Funeral revenue increased 4.7% to $139.4 million

•                  Cemetery revenue increased 6.2% to $55.8 million

•                  Insurance revenue increased 10.9% to $32.3 million

•                  Net income decreased to $803,000

•                  Basic and diluted earnings per share decreased to $0.02

•                  Pre-need funeral contracts written decreased 0.7% to $59.3 million

•                  Pre-need cemetery contracts written was flat at $28.9 million

•                  Total debt increased by $6.2 million in the quarter

For the 40 weeks ended October 7, 2006, the Company reported total net income of $5.5 million, or $0.13 basic and diluted earnings per share, on revenues of $581.7 million, compared with total net income of $32.1 million, or $0.79 basic and $0.77 diluted earnings per share, on revenues of $575.4 million, for the 40 weeks ended October 8, 2005.

Highlights of the Year-to-Date Operations

•                  Revenue increased 1.1% to $581.7 million

•                  Number of same site funeral services performed declined 2.4% to 84,857

•                  Same site average revenue per funeral increased 4.4% to $4,306

•                  Funeral revenue increased 0.1% to $368.0 million

•                  Cemetery revenue increased 0.3% to $135.1 million

•                  Insurance revenue increased 7.6% to $78.6 million

•                  Net income decreased to $5.5 million

•                  Basic and diluted earnings per share decreased to $0.13

•                  Pre-need funeral contracts written decreased 3.5% to $144.8 million

•                  Pre-need cemetery contracts written decreased 0.8% to $74.0 million

•                  Total debt decreased by $8.9 million in the year-to-date

Update on Proposed Transaction with SCI

On April 3, 2006, Service Corporation International (NYSE: SCI) and Alderwoods Group announced that the Boards of Directors of both companies have approved a definitive agreement under which SCI will acquire all of the outstanding shares of Alderwoods for $20.00 per share in cash and assumption of debt.  Alderwoods stockholders voted on May 31, 2006 to approve this agreement.

“We look forward to the pending merger of Alderwoods Group and SCI, which will create a large and diversified organization that will offer many benefits to our employees,” said Mr. Paul Houston, President and CEO of Alderwoods Group. “We continue to expect the transaction will close by the end of 2006 and perhaps even as early as the latter half of November.”

Company Overview

Alderwoods is the second largest operator of funeral homes and cemeteries in North America, based upon total revenue and number of locations.  As of October 7, 2006, Alderwoods operated 578 funeral homes, 70 cemeteries and 63 combination funeral home and cemetery locations throughout North America.  Alderwoods provides funeral and cemetery services and products on both an at-need and pre-need basis.  In support of the pre-need business, Alderwoods operates an insurance subsidiary that provides customers with a funding mechanism for the pre-arrangement of funerals.  For more information about Alderwoods, please visit our website at http://www.alderwoods.com.

For more information about the Company’s results, readers are directed to the Company’s Form 10-Q for the quarter ended October 7, 2006, which will be filed with the United States Securities and Exchange Commission (SEC) on November 15, 2006, and will be available in PDF format through the Company’s website (www.alderwoods.com).

Basis of Presentation

The Company’s financial results discussed in this media release are presented in U.S. dollars, and all accounting information is presented on the basis of United States generally accepted accounting principles unless otherwise indicated. The Company’s fiscal year ends on the Saturday nearest to the last day of December in each year (whether before or after such date).  During 2006, the Company’s first, second and fourth fiscal quarters each consist of 12 weeks and the third fiscal quarter consists of 16 weeks. The third fiscal quarter of 2006 ended on October 7, 2006.

Forward-Looking Statements

Certain statements contained in this press release, including, but not limited to, information regarding the status and progress of the Company’s operating activities, the plans and objectives of the Company’s management, assumptions regarding the Company’s future performance and plans, the expected closing of the transaction with SCI, and any financial guidance provided, as well as certain information in other filings with the SEC and elsewhere are forward-looking statements within the meaning of Section 27A(i) of the Securities Act of 1933 and Section 21E(i) of the Securities Exchange Act of 1934.  The words “believe,”

 “may,” “will,” “estimate,”  “continues,”  “anticipate,”  “intend,”  “expect” and similar expressions identify these forward-looking statements.  These forward-looking statements are made subject to certain risks and uncertainties that could cause actual results to differ materially from those stated, including the following: the ability to obtain regulatory approvals of the transaction with SCI on the proposed terms and schedule; disruption from the SCI transaction making it more difficult to maintain relationships with employees and various other uncertainties associated with the funeral service industry and the Company’s operations in particular, which are referred to in the Company’s periodic reports filed with the SEC, especially under the headings “Forward-Looking Statements” and “Risk Factors”. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:	Kenneth A. Sloan	Chaya Cooperberg
	Executive Vice President,	Director, Investor Relations
	Chief Financial Officer	and Communications
	Alderwoods Group, Inc.	Alderwoods Group, Inc.
	Tel: 416.498.2455	Tel: 416.498.2802
	Fax: 416.498.2449	Fax: 416.498.2449
	Email: ken.sloan@alderwoods.com	chaya.cooperberg@alderwoods.com

ALDERWOODS GROUP, INC.

Consolidated Statements of Operations (Unaudited)
Expressed in thousands of dollars except per share amounts and number of shares

	16 Weeks Ended		40 Weeks Ended
	October 7,	October 8,	October 7,	October 8,
	2006	2005	2006	2005
Revenue
Funeral	$139,367	$133,158	$368,020	$367,672
Cemetery	55,769	52,519	135,105	134,737
Insurance	32,287	29,105	78,559	73,036
	227,423	214,782	581,684	575,445
Costs and expenses
Funeral	113,854	116,927	296,637	301,457
Cemetery	48,226	47,202	116,665	117,026
Insurance	30,428	27,752	74,618	69,570
	192,508	191,881	487,920	488,053

	34,915	22,901	93,764	87,392

General and administrative expenses	24,831	19,192	57,388	31,539
Provision for asset impairment	588	254	588	(1,373)
Income from operations	9,496	3,455	35,788	57,226

Interest on long-term debt	8,554	8,967	21,503	23,495
Other expense (income), net	(347)	(68)	(221)	(5,910)

Income (loss) before income taxes	1,289	(5,444)	14,506	39,641
Income tax expense (recovery)	486	(12,349)	7,804	5,844

Income from continuing operations	803	6,905	6,702	33,797

Loss from discontinued operations	—	—	—	(1,678)

Income before cumulative effect of change in accounting principle	803	6,905	6,702	32,119

Cumulative effect of change in accounting principle	—	—	(1,242)	—

Net income	$803	$6,905	$5,460	$32,119

Basic earnings per Common share:
Income from continuing operations	$0.02	$0.17	$0.16	$0.83
Loss from discontinued operations	—	—	—	(0.04)
Cumulative effect of change in accounting principle	—	—	(0.03)	—

Net income	$0.02	$0.17	$0.13	$0.79

Diluted earnings per Common share:
Income from continuing operations	$0.02	$0.16	$0.16	$0.81
Loss from discontinued operations	—	—	—	(0.04)
Cumulative effect of change in accounting principle	—	—	(0.03)	—

Net income	$0.02	$0.16	$0.13	$0.77

Basic weighted average number of shares outstanding (thousands)	40,678	40,456	40,606	40,456

Diluted weighted average number of shares outstanding (thousands)	42,789	42,051	42,575	41,721

ALDERWOODS GROUP, INC.

Consolidated Balance Sheets
Expressed in thousands of dollars

	October 7,	December 31,
	2006	2005
	(unaudited)

ASSETS
Current assets
Cash and cash equivalents	$8,616	$7,455
Receivables, net of allowances	56,796	52,862
Inventories	14,583	15,784
Other	7,631	6,885
	87,626	82,986

Pre-need funeral receivables and trust investments	329,462	334,427
Pre-need cemetery receivables and trust investments	322,200	307,322
Cemetery property	117,193	116,467
Property and equipment	544,343	542,901
Insurance invested assets	322,154	294,598
Deferred income tax assets	16,563	13,057
Goodwill	296,211	295,890
Cemetery perpetual care trust investments	248,919	243,805
Other assets	42,509	42,850

	$2,327,180	$2,274,303
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$118,012	$119,734
Current maturities of long-term debt	2,185	2,435
	120,197	122,169

Long-term debt	362,282	371,040
Deferred pre-need funeral and cemetery contract revenue	70,730	91,618
Non-controlling interest in funeral and cemetery trusts	575,634	548,497
Insurance policy liabilities	302,298	266,729
Deferred income tax liabilities	12,436	10,552
Other liabilities	29,232	21,983

	1,472,809	1,432,588

Non-controlling interest in perpetual care trusts	248,980	243,962

Stockholders’ equity
Common stock	407	405
Capital in excess of par value	746,799	743,126
Accumulated deficit	(166,945)	(172,405)
Accumulated other comprehensive income	25,130	26,627

	605,391	597,753

	$2,327,180	$2,274,303

ALDERWOODS GROUP, INC.

Consolidated Statements of Cash Flows (Unaudited)
Expressed in thousands of dollars

	16 Weeks Ended		40 Weeks Ended
	October 7,	October 8,	October 7,	October 8,
	2006	2005	2006	2005
CASH PROVIDED BY (APPLIED TO)
Operations
Net income	$803	$6,905	$5,460	$32,119
Loss from discontinued operations, net of tax	—	—	—	1,678
Cumulative effect of change in accounting principle	—	—	1,242	—
Items not affecting cash
Depreciation and amortization	13,956	13,778	33,221	34,873
Amortization of debt issue costs	518	915	1,426	2,565
Stock-based compensation	1,068	—	2,664	—
Insurance policy benefit reserves	16,850	15,957	36,850	38,609
Provision for asset impairment	588	254	588	(1,373)
Gain on disposal of assets	(448)	(165)	(1,406)	(6,068)
Deferred income taxes	(511)	(1,699)	(767)	11,050
Premium on long-term debt repurchase	—	—	—	282
Other, including net changes in other non-cash balances	(10,690)	9,903	(16,822)	3,054
Net cash provided by continuing operations	22,134	45,848	62,456	116,789
Net cash used in discontinued operations	—	—	—	(601)
	22,134	45,848	62,456	116,188

Investing
Proceeds on disposition of business assets	841	3,759	3,748	14,916
Purchase of property and equipment	(14,363)	(15,507)	(23,835)	(31,823)
Purchase of insurance invested assets	(25,059)	(24,794)	(68,694)	(90,025)
Proceeds on disposition and maturities of insurance invested assets	10,421	6,702	35,697	54,193
Net cash used in continuing operations	(28,160)	(29,842)	(53,084)	(52,739)
Net cash provided by discontinued operations	—	—	—	7,906
	(28,160)	(29,842)	(53,084)	(44,833)

Financing
Increase in long-term debt	20,900	47	20,900	5,199
Repayment of long-term debt	(14,662)	(23,111)	(29,909)	(82,320)
Issuance of Common Stock	4	1,401	798	2,777
Net cash provided by (used in) continuing operations	6,242	(21,663)	(8,211)	(74,344)
Net cash used in discontinued operations	—	—	—	(57)
	6,242	(21,663)	(8,211)	(74,401)

Increase (decrease) in cash and cash equivalents	216	(5,657)	1,161	(3,046)
Cash and cash equivalents, beginning of period	8,400	11,990	7,455	9,379
Cash and cash equivalents, end of period	$8,616	$6,333	$8,616	$6,333